Exhibit 99.1

NEWS RELEASE

For Release on February 4, 2021	Contact: Lutz Henckels
4:02 PM (ET)	Executive Vice President, CFO, COO
lhenckels@gigatronics.com
(925) 328-4650 ext. 4698

Giga-tronics Reports 55% Increase in Fiscal 2021 Third Quarter Revenue

Dublin, CA – February 4, 2021 – Giga-tronics Incorporated (OTCQB: GIGA) (the “Company”) reported results for the third fiscal quarter and nine months ended December 26, 2020.

Third Quarter Fiscal Year 2021 Highlights

●	Revenue grew 55% to $4.1 million, compared to third quarter fiscal 2020
o	Microsource filter revenue was $2.5 million; consistent with the third quarter of 2020
o	Radar/EW test revenue was $1.6 million versus $193,000 in third quarter of 2020
●	Engineering expense for the third quarter increased 42% primarily due to R&D expenditures in connection with the development of RADAR/EW test products
●	SG&A expense was 23% of revenue, compared to 31% of revenue in the same quarter last year
●

Net income attributable to common shareholders for the third fiscal quarter 2021 was $830,000, or $0.33 per basic and $0.28 per fully diluted share, compared to a loss of $1.4 million or ($0.58) per basic and fully diluted share for the same period last year. Net income for the third fiscal quarter 2021 includes a one-time, non-cash gain upon debt extinguishment of $791,000 related to the forgiveness of the Company’s PPP loan. Net loss in the third quarter of fiscal 2020 includes a one-time, non-cash expense of approximately $1.2 million or ($0.51) per fully diluted share related to a cumulative deemed dividend resulting from the issuance of common shares in exchange for shares of the Company’s Series E preferred stock.

●	EBITDA (earnings before income taxes, depreciation, and amortization) was $1.0 million, compared to $28,000 for the same quarter in fiscal 2020

First Nine Months Fiscal 2021 Highlights

●	Revenue for the nine-month period ended December 26, 2020 was $10.3 million compared to $9.2 million for the same prior year period
o	Microsource filter revenue in the first nine months of 2021 increased slightly to $6.8 million
o	Radar/EW test revenue increased to $3.5 million versus $2.6 million in the first nine months of fiscal 2020
●	Engineering expense for the nine months increased 41% primarily due to R&D expenditures in connection with the development of RADAR/ EW test products
●	SG&A expense for the nine-month period was 27% of revenue, compared to 29% of revenue in the nine-month period last year
●

Net income attributable to common shareholders for the nine-month period was $425,000 or $0.17 per basic and $0.14 per fully diluted share, compared to a loss of $1.4 million or ($0.55) per basic and fully diluted share, for the same period last year. Net income for the first nine months of fiscal 2021 includes a one-time, non-cash gain upon debt extinguishment of $791,000 related to the forgiveness of the Company’s PPP loan. Net loss in the first nine months of fiscal 2020 includes a one-time, non-cash expense of $1.2 million or ($0.51) per fully diluted share related to the Company’s issuance of common shares in exchange for Series E preferred shares as described above.

●	EBITDA for the nine-month period was $921,000 compared to $630,000 in the same period in fiscal 2020

Improved Liquidity

●

As of December 26, 2020 cash and equivalents more than doubled from March 28, 2020 to $1.3 million, loans payable net of issuance cost decreased to $273,000 from $1.3 million, and shareholders’ equity increased to $4.9 million, all of which was mainly due to the gain upon debt extinguishment of $791,000 related to the forgiveness of the Company’s PPP loan.

John Regazzi, Chief Executive Officer of the Company, said, “Over the past three years we have been executing a significant reorientation of the business, focused on prioritizing growth of the Radar/EW testing division. We are seeing increasing interest for the use of our solutions in an expanding group of applications across the armed forces. With that in mind, we continue to invest in engineering and R&D to enhance our solutions to be in the best position to capture the market opportunity in front of us. Our Microwave filter division, which has encountered some delays in receiving orders, saw a return to order activity during the third quarter which was consistent with the previous year. As we move through the balance of fiscal 2021, we remain on track for a strong year.”

Lutz Henckels, Executive Vice President, Chief Financial Officer and Chief Operating Officer stated, “Our growth this quarter reflects the heightened interest we’re seeing for our Radar/EW threat emulation products across a growing list of customers and applications.  Our product is now used not only in the lab, but also on the pilot training range.  With over $24 million invested in our technology, it is gratifying to see our solution gaining traction and we remain focused on gaining market share in the $400 million EW threat emulation market.  In addition to delivering strong revenue performance, we continued to manage our costs and drive margins while investing in the development of industry-leading solutions.  Furthermore, our Company’s liquidity improved during the quarter with increased cash and reduced debt, and we are confident that the combined Microwave Filter and Radar EW businesses will continue to gain traction as we move through the end of the fiscal year.”

Earnings Conference Call

Giga-tronics will host a conference call today, February 4, 2021, at 4:30 p.m. ET to discuss the third quarter results. To participate in the call, dial (888) 517-2470 or (630) 827-6818, and enter PIN Code 7216551#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of February 4, 2021.

About Giga-tronics Incorporated

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". Giga-tronics produces RADAR filters and Microwave Integrated Components for use in military defense applications as well as sophisticated RADAR and Electronic Warfare (RADAR/EW) test products primarily used in electronic warfare test & emulation applications.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical facts, are forward-looking statements. Generally, forward- looking statements and information can be identified by the use of forward-looking terminology such as “expects” or “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should", or “will” occur. Forward-looking statements include, among others, those concerning future product developments, future prospects, future operating results (including, for example, future revenue, growth, expenses, margin and profitability), growth in market share and expected and potential sales to customers.  Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include the Company’s ability to successfully manufacture its RADAR/EW test products, to identify customer needs and to design and implement new features; the timely receipt of components from third-party suppliers, the receipt or timing of future orders for products or services and cancellations or deferrals of existing or future orders; the adequacy of the Company’s capital resources; the Company’s ability to manage expenses; the results of pending or threatened litigation; the Company’s ability to successfully implement its business plan; the Company’s need to modify its business plan as a result of these or other risks; the volatility in the market price of the Company’s common stock; and the circumstances relating to the COVID-19 pandemic and governmental responses.  You should not place undue reliance on any forward-looking statements, which are made as of the date of this press release. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements. For further discussion, see the Company’s most recent annual report on Form 10-K for the fiscal year ended March 28, 2020 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those in other public filings the Company may make with the SEC.

Agency Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

203.972.9200

jnesbett@institutionalms.com

GIGA-TRONICS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands except share data)	December 26, 2020	March 28, 2020
Assets
Current assets:
Cash and cash-equivalents	$1,348	$657
Trade accounts receivable, net of allowance of $8 and $8, respectively	212	932
Inventories, net	3,136	3,261
Prepaid expenses and other current assets	2,393	2,209
Total current assets	7,089	7,059
Property and equipment, net	456	508
Right of use asset	946	1,183
Other long-term assets	176	176
Total assets	$8,667	$8,926
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$1,344	$803
Loans payable, net of discounts and issuance costs	273	1,320
Accrued payroll and benefits	515	300
Deferred revenue	—	159
Lease obligations	440	426
Other current liabilities	331	364
Total current liabilities	2,903	3,372
Other non-current liabilities	30	119
Long term lease obligations	804	1,135
Total liabilities	3,737	4,626
Shareholders' equity:
Preferred stock; no par value; Authorized - 1,000,000 shares Series A convertible- designated 250,000 shares; no shares at December 26, 2020 and March 28, 2020 issued and outstanding	—	—
Series B, C, D convertible - designated 19,500 shares; 17,781.64 shares at December 26, 2020 and March 28, 2020 outstanding; (liquidation preference of $3,367 at December 26, 2020 and March 28, 2020)	2,745	2,745
Series E convertible- designated 100,000 shares; 9,200 shares at December 26, 2020 and March 28, 2020 outstanding; (liquidation preference of $345 at December 26, 2020 and March 28, 2020)	177	177
Common stock; no par value; Authorized – 13,333,333 shares; 2,635,856 shares at December 26, 2020 and March 28, 2020 issued and outstanding	32,157	31,952
Accumulated deficit	(30,149)	(30,574)
Total shareholders' equity	4,930	4,300
Total liabilities and shareholders' equity	$8,667	$8,926

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended		Nine Month Periods Ended
(In thousands except per share data)	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019
Net revenue
Goods	$1,559	$193	$3,490	$2,576
Services	2,525	2,439	6,834	6,589
Total revenue	4,084	2,632	10,324	9,165
Cost of sales	2,527	1,534	6,213	5,288
Gross profit	1,557	1,098	4,111	3,877
	38%	42%	40%	42%
Operating expenses:
Engineering	557	393	1,548	1,097
Selling, general and administrative	937	819	2,832	2,617
Total operating expenses	1,494	1,212	4,380	3,714

Operating income (loss)	63	(114)	(269)	163
Gain on extinguishment of PPP loan	791	—	791	—
Interest expense:
Interest expense, net	(21)	(42)	(85)	(166)
Interest expense from accretion of loan discount	—	—	—	(19)
Total interest expense, net	(21)	(42)	(85)	(185)
Income (loss) before income taxes	833	(156)	437	(22)
Provision for income taxes	—	—	2	2
Net income (loss)	$833	$(156)	$435	$(24)
Deemed dividend on Series E shares	$(3)	$(18)	$(10)	$(96)
Cumulative dividends on Series E shares	—	(1,240)	—	(1,240)
Net income (loss) attributable to common shareholders	$830	$(1,414)	$425	$(1,360)
Depreciation and amortization	35	44	116	140
Amortization of demo equipment	26	32	78	98
Share-based compensation	63	67	205	229
Income taxes	—	—	2	2
Interest and dividends	24	1,299	95	1,521
EBITDA	$978	$28	$921	$630

Income (loss) per common share - basic	$0.33	$(0.58)	$0.17	$(0.55)
Income (loss) per common share - diluted	$0.28	$(0.58)	$0.14	$(0.55)

Weighted average shares used in per share calculation:
Basic	2,549	2,451	2,549	2,451
Diluted	2,933	2,451	2,933	2,451